Exhibit 4.100

TRADEMARK ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement (the “Agreement”) is entered into as of January 12, 2006 between the following two parties.

The Assignor:	Shanghai Magma Digital Technology Co. Ltd.
Legal Address:	17F, YunHai Garden No. 118 QingHai Road, Shanghai China

The Assignee:	Hurray! Times Communications (Beijing) Ltd.
Legal Address:	Room B 07, Tong Heng Plaza, No.4 Huanyuan Road, Haidian District, Beijing

WHEREAS, the Assignor, a limited liability company registered in Shanghai under the laws of the People’s Republic of China (the “PRC”), owns the trademarks as set forth in Appendix 1 (the “Trademarks”).

WHEREAS, the Assignee is a wholly foreign-owned enterprise registered under the law of the PRC in Beijing;

WHEREAS, the Assignor agrees to assign the Trademarks to the Assignee and the Assignee agrees to accept the assignment of the Trademarks.

NOW, THEREFORE, through mutual negotiation, the parties hereto agree as follows:

1.	Transfer of Trademarks

The Assignor agrees to change the registered owner of the Trademarks into the Assignee and the Assignee agrees to accept the change of the registered owner of the Trademarks. The Assignee shall pay the Assignor an amount of RMB1000 yuan for the Trademarks transferred hereunder.

2.	Registration Fees

The registration for the change of the registered owner of the Trademarks shall be undertaken by the Assignor and the Assignor shall bear the registration fees incurred hereby.

3.	Representations and Warranties

3.1	The Assignor hereby represents and warrants as follows:

3.1.1	the Assignor is a limited liability company duly registered and validly existing under the laws of the PRC.

3.1.2	the Assignor has the exclusive ownership of the Trademarks and no rights or equity of any third party are prejudiced due to the use of the Trademarks. There is no litigation or any other dispute arising from or relating to the Trademarks.

3.1.3	the Assignor, subject to its business scope and corporate power, has obtained full authority and all consents and approvals of any other third party and government authority necessary to execute and perform this Agreement, which shall not conflict with any enforceable and effective laws or contracts.

3.1.4	once this Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of the Assignor enforceable against it in accordance with its terms upon its execution.

3.1.5	the Assignor will not engage in any action that will be detrimental to the validity of the Trademarks after the completion of the assignment.

3.2	The Assignee hereby represents and warrants as follows:

3.2.1	The Assignee is a wholly foreign-owned company duly registered and validly existing under the laws of the PRC.

3.2.2	The Assignee, subject to its business scope and corporate power, has taken necessary steps and obtained full authority and all consents and approvals of any other third party and governmental authority necessary to execute and perform this Agreement, which shall not be conflict with any enforceable and effective laws or contracts.

3.2.3	Once this Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of the Assignee enforceable against it in accordance with its terms.

4.	Effective Date and Term

This Agreement has been duly executed by their authorized representatives as of the date first set forth above and shall be effective simultaneously.

5.	Settlement of Disputes

The parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation within 30 days after one party asks for consultation. In case no settlement can be reached through consultation, each party can submit such matter to the China International Economic and Trade Arbitration Commission (the CIETAC). The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be binding and final upon the parties and shall be enforceable in accordance with its terms.

6.	Applicable Law

The validity, interpretation and implementation of this Agreement shall be governed by the laws of the PRC.

7.	Amendment and Supplement

Any amendment and supplement of this Agreement shall be effective only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

8.	Severability

Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provision of this Agreement invalid or unenforceable in any other jurisdiction.

9.	Appendices

The Appendices referred to in this Agreement are an integral part of this Agreement and have the same legal effect as this Agreement.

10.	Others

This Agreement is executed in Chinese in two copies.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

Trademark Assignment Agreement

(No Text on This Page)

By:
The Assignor : Shanghai Magma Digital Technology Co. Ltd.

Authorized Representative:

By:
The Assignee: Hurray! Times Communications (Beijing) Ltd.

Authorized Representative:

Appendix 1

Trademark Registration Certificates